Exhibit 99.1

Energy Focus, Inc. Reports First Quarter 2017 Results

SOLON, Ohio, May 4, 2017 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in LED lighting technologies, today announced financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Summary

•
Net sales for the first quarter of 2017 were $4.1 million, consisting of $3.1 million in commercial and $1.0 million in military maritime sales, compared to $8.4 million, consisting of $4.6 million in commercial and $3.8 million in military maritime sales in the first quarter of 2016.

•	Gross profit was $0.6 million or 13.7% of net sales for the quarter compared to $3.1 million, or 37.3% of net sales for the first quarter of 2016.

•	Recognized $0.7 million in restructuring costs, principally related to severance and related costs

•	First quarter net loss was $4.5 million, or $(0.39) per diluted share, compared to a net loss of $2.0 million, or $(0.17) per diluted share in the prior year’s quarter.

•	Reduced gross inventory values by $0.9 million from December 31, 2016.

•	Ended the quarter with $15.0 million in cash and no debt on the balance sheet.

First Quarter 2017 Corporate Highlights

•	Sales from commercial and military products introduced during the last six months accounted for approximately 24% of first quarter revenue.

•	Achieved a quarter-over-quarter operating expense reduction of $1.5 million.

•	Cash used in operations for the first quarter of 2017 of $1.6 million was the lowest operational cash consumption for the previous four consecutive quarters.

•	Shipped the first contract award for military LED lighting fixtures for new U.S. Navy ship construction.

•	Penetrated the military base installation market with first LED lighting retrofit project.

As previously announced, the Company implemented a restructuring initiative during the first quarter of 2017 with a goal of reducing annual operating costs by an estimated $10 million from the 2016 levels. The Company’s workforce was reduced approximately 15% and the offices in New York, New York, Arlington, Virginia and Rochester, Minnesota were shut down. Accordingly, during the first quarter, the Company recognized $0.7 million in restructuring costs, principally related to severance and related costs. As of March 31, 2017, the Company had vacated the Rochester leased office location, but had not fully vacated the New York and Arlington leased office spaces. During the second quarter of 2017, the Company expects to shut down these additional office facilities and recognize additional restructuring costs of approximately $0.4 million.

Dr. Ted Tewksbury, Chairman, Chief Executive Officer and President, commented, “As expected, we continued to experience headwinds due to excess inventory in the channel, lackluster Navy demand and delays in commercial projects, but we are beginning to see signs that our restructuring efforts and five-point strategy will return the Company to profitable growth. First, while our overall sales levels were below that of the previous quarter, if we exclude the fourth quarter 2016 order required under the distribution agreement with our distributor to the U.S. Navy, our sales levels remained flat during a quarter of significant organizational restructuring activities and executive management changes. Second, the inventory level of our U.S. Navy product in the sales channel decreased significantly during the quarter. Third, we expanded military sales into new ship construction and N

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

avy base installations. Fourth, new product sales of $1.0 million, or 24% of net revenue, in the first quarter exceeded total new product sales for the full year 2016. Lastly, the implementation of our restructuring plan in late February resulted in a sequential quarter over quarter reduction of operating expenses of $1.5 million and the slowing of our cash burn rate to the lowest level in four quarters.”

“The Company recently announced the hiring of Larry Fallon as our Senior Vice President of Sales and Marketing. In looking for a sales and marketing leader we were keenly focused on finding an individual with the skills and experience to help implement our five-point strategy that we announced in February. Larry’s experience and proven results in the LED lighting, controls and IoT industries made him the perfect candidate to drive these strategic efforts,” continued Dr. Tewksbury.

A further breakdown of net sales is shown below (in thousands):

	Three months ended March 31,
	2017	2016
Commercial products	$3,079	$4,603
Military maritime products	1,027	3,822
Total net sales	$4,106	$8,425

Financial Results:

Net sales of $4.1 million for the first quarter of 2017 decreased 51% compared to the first quarter of 2016 due to lower sales across all our product lines. Net sales of our commercial products decreased 33% compared to the first quarter of 2016. First quarter 2016 commercial sales of $4.6 million represented the highest level of quarterly commercial sales during 2016 and included approximately $1.6 million of lighting projects through our energy service company, or ESCO, partners that did not repeat at the same levels during the first quarter of 2017. Net sales of our military maritime products decreased 73%, primarily due to the expiration of our exclusive distribution agreement that contained quarterly order commitments with our distributor for the U.S. Navy.

Gross profit was $0.6 million, or 14 percent of net sales, for the first quarter of 2017, compared to $3.1 million, or 37 percent of net sales for the first quarter of 2016. The decrease in gross profit was due primarily to lower sales, unfavorably impacting our manufacturing and overhead absorption, and product mix, as the military maritime products sold in the first quarter of 2016 generally had a higher standard gross margin. The decrease in gross profit as a percentage of sales is primarily the result of lower revenue scale and a smaller percentage contribution of military maritime products, which have historically had higher standard margins than commercial products. In addition, we increased excess inventory reserves as we continue to evaluate potential excess inventory levels.

As a result of our restructuring efforts, we recorded restructuring expenses totaling approximately $0.7 million during the three months ended March 31, 2017, primarily comprised of approximately $0.6 million for severance and related benefits.

Operating loss, loss from continuing operations and net loss was $4.5 million for the quarter, including a $0.7 million restructuring charge, or negative $0.39 per share, compared to operating loss, loss from continuing operations and net loss of $2.0 million, or $0.17 per share, in last year’s same period.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

At March 31, 2017, our cash and cash equivalents balance was $15.0 million, compared to $16.6 million at December 31, 2016. Net cash used in operating activities of $1.6 million in the first quarter of 2017 resulted from the net loss, adjusted for non-cash items, including: depreciation and amortization, stock-based compensation, and the adjustment to the excess inventory reserve; and changes in working capital.

Dr. Tewksbury concluded, “While this will be a multi-quarter turnaround and we have significant work ahead of us, our restructuring initiatives and the implementation of our strategy during the first quarter confirm that we are making great strides in our efforts to return the Energy Focus to profitable growth.”

2017 Business Outlook:

Given the continuing quarterly volatility in military maritime sales and the timing uncertainty in commercial sales growth, it is challenging for us to provide quarterly revenue guidance at this time. Our focus is to control our operating costs, so that we can reach our goal of returning to profitability by the end of 2017. Once our revenue achieves a more predictable growth rate, we will provide further guidance.

Earnings Conference Call:

Energy Focus, Inc. will host a conference call and webcast on May 4, 2017 at 11:00 a.m. ET to review the first quarter 2017 financial results, followed by a Q & A session. To participate in the call, please dial 888-334-3020 if calling within the United States, or 719-325-2190 if calling internationally. A replay will be available until May 11, 2017, which can be accessed by dialing 844-512-2921 if calling within the United States, or 412-317-6671 if calling internationally. Please use passcode 2135926 to access the replay. The call will additionally be broadcast live and archived for 90 days over the internet accessible in the Investor’s portion of the Company’s corporate website, under “Events and Presentations” at http://investors.energyfocus.com/events.cfm.

Forward Looking Statements:

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, these statements can be identified by the use of words such as “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include all matters that are not historical facts and include statements regarding our current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our history of operating losses and our ability to effectively implement cost-cutting measures and generate sufficient cash from operations or receive sufficient financing, on acceptable terms, to continue our operations; (ii) our reliance on a limited number of customers, in particular our historical sales of products for the U.S. Navy, for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (iii) the entrance of new competitors in our target markets; (iv) general economic conditions in the United

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

States and in other markets in which we sell our products; (v) our ability to implement and manage our growth plans to diversify our customer base, increase sales, and control expenses; (vi) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (vii) the timing of large customer orders and significant expenses, and fluctuations between demand and capacity, as we invest in growth opportunities; (viii) our dependence on military maritime customers and on the levels of government funding available to such customers, as well as funding resources of our other customers in the public sector and commercial markets; (ix) market acceptance of LED lighting technology; (x) our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products; (xi) any delays we may encounter in making new products available or fulfilling customer specifications; (xii) our ability to compete effectively against companies with greater resources, lower cost structures, or more rapid development efforts; (xiii) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xiv) the impact of any type of legal inquiry, claim, or dispute; (xv) our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers; (xvi) our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels; (xvii) our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors; (xviii) any flaws or defects in our products or in the manner in which they are used or installed; (xix) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xx) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations; (xxi) our ability to attract and retain qualified personnel, and to do so in a timely manner; and (xxii) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company.

About Energy Focus

Energy Focus is an industry-leading innovator of energy-efficient LED lighting technology. As the creator of the first, and so far, only UL-verified low-flicker LED products on the U.S. market, Energy Focus products provide extensive energy and maintenance savings, and aesthetics, safety, health and sustainability benefits over conventional lighting. Our customers include U.S. and foreign navies, U.S. federal, state and local government, healthcare and educational institutions, as well as Fortune 500 companies.

Energy Focus is headquartered in Solon, Ohio, with a product development center in Taipei, Taiwan. For more information, visit our website at www.energyfocus.com.

###

Contact:

Energy Focus, Inc.
(440) 715-1300
ir@energyfocus.com

Darrow Associates, Inc.
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$14,970	$16,629
Trade accounts receivable, less allowances of $153 and $236, respectively	2,587	5,640
Inventories, net	8,441	9,469
Prepaid and other current assets	997	882
Assets held for sale	410	—
Total current assets	27,405	32,620

Property and equipment, net	1,761	2,325
Other assets	32	33
Total assets	$29,198	$34,978

LIABILITIES
Current liabilities:
Accounts payable	$1,680	$3,257
Accrued liabilities	126	107
Accrued legal and professional fees	181	63
Accrued payroll and related benefits	427	522
Accrued sales commissions	128	325
Accrued severance	115	328
Accrued restructuring	622	—
Accrued warranty reserve	258	331
Deferred revenue	174	—
Total current liabilities	3,711	4,933

Other liabilities	98	107
Total liabilities	3,809	5,040

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 2,000,000 shares in 2017 and 2016
Issued and outstanding: no shares in 2017 and 2016	—	—
Common stock, par value $0.0001 per share:
Authorized: 30,000,000 shares in 2017 and 2016
Issued and outstanding: 11,772,123 at March 31, 2017 and 11,710,549 at December 31, 2016	1	1
Additional paid-in capital	126,843	126,875
Accumulated other comprehensive income (loss)	4	(1)
Accumulated deficit	(101,459)	(96,937)
Total stockholders’ equity	25,389	29,938
Total liabilities and stockholders’ equity	$29,198	$34,978

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended March 31,
	2017	2016
Net sales	$4,106	$8,425
Cost of sales	3,545	5,280
Gross profit	561	3,145

Operating expenses:
Product development	771	804
Selling, general, and administrative	3,631	4,310
Restructuring	674	—
Total operating expenses	5,076	5,114
Loss from operations	(4,515)	(1,969)

Other expenses (income):
Other expenses (income)	7	(3)

Loss from continuing operations before income taxes	(4,522)	(1,966)
Provision for income taxes	—	11
Loss from continuing operations	(4,522)	(1,977)

Discontinued operations:
Loss on disposal of discontinued operations	—	(12)
Loss from discontinued operations	—	(12)

Net loss	$(4,522)	$(1,989)

Net loss per share - basic:
From continuing operations	$(0.39)	$(0.17)
From discontinued operations	—	—
Net loss per share - basic:	$(0.39)	$(0.17)

Net loss per share - diluted:
From continuing operations	$(0.39)	$(0.17)
From discontinued operations	—	—
Net loss per share - diluted:	$(0.39)	$(0.17)

Weighted average shares used in computing net loss per share:
Basic	11,718	11,650
Diluted	11,718	11,650

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	Three months ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(4,522)	$(1,989)
Loss from discontinued operations	—	(12)
Loss from continuing operations	(4,522)	(1,977)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	177	151
Stock-based compensation	207	256
Stock-based compensation reversal	(269)	—
Provision for doubtful accounts receivable	—	(27)
Provision for slow-moving and obsolete inventories and valuation reserves	162	(820)
Provision for warranties	13	16
Loss on dispositions of property and equipment	8	—
Changes in operating assets and liabilities:
Accounts Receivable	3,054	4,104
Inventories	866	(2,984)
Prepaid and other assets	(114)	(283)
Accounts payable	(1,649)	(1,373)
Accrued and other liabilities	248	(1,235)
Deferred revenue	174	(26)
Total adjustments	2,877	(2,221)
Net cash used in operating activities	(1,645)	(4,198)

Cash flows from investing activities:
Acquisitions of property and equipment	(29)	(311)
Net cash used in investing activities	(29)	(311)

Cash flows from financing activities:
Proceeds from exercises of stock options and employee stock purchase plan purchases	77	14
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	(47)	—
Net cash provided by financing activities	30	14

Effect of exchange rate changes on cash	(15)	7

Cash flows used for continuing operations	(1,659)	(4,488)
Cash flows used for discontinued operations - operating	—	(12)

Net decrease in cash and cash equivalents	(1,659)	(4,500)
Cash and cash equivalents at beginning of year	16,629	34,640
Cash and cash equivalents at end of period	$14,970	$30,140

Classification of cash and cash equivalents:
Cash and cash equivalents	14,628	29,798
Restricted cash held	342	342
Cash and cash equivalents at end of period	$14,970	$30,140

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877